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                                                                  EXHIBIT 10.14

     Agreement between 724 Solutions Inc. and Sonoma Mountain Ventures

Sonoma currently provides, upon the Registrant's request, strategic planning advice in connection with the Registrant's customer services. The consulting arrangement is for a two year term ending in August 2001. This agreement is terminable at will by the Company. The Registrant has orally agreed that Sonoma will receive a monthly fee of approximately $34,000. The Registrant has also issued to Sonoma options to purchase an aggregate of 48,000 of the Registrant's common shares at $1.71 per share. These options have vested at the rate of 2,000 shares per month since September 1999, and terminate in August 2009.

The Registrant has not yet entered into a written agreement with Sonoma, expects to do so before the end of the first quarter of 2000.